Exhibit 99

CONTACT:	Tom Marder
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT INTERNATIONAL ANNOUNCES PLAN TO SPIN OFF TIMESHARE BUSINESS AND REPORTS FOURTH QUARTER 2010 RESULTS

FOURTH QUARTER HIGHLIGHTS

•	Fourth quarter adjusted diluted earnings per share (EPS) totaled $0.39, a 22 percent increase over prior year adjusted results,

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Total fee revenue increased 14 percent from the year-ago quarter to $389 million as a result of strong revenue per available room (REVPAR) and unit growth. Total incentive management fees climbed 27 percent. North American incentive fees increased 50 percent,

•	Fourth quarter worldwide comparable systemwide REVPAR rose 8.1 percent using constant dollars. Average daily rate rose 2.3 percent using constant dollars,

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At year-end, the company’s worldwide pipeline of hotels under construction, awaiting conversion or approved for development totaled nearly 105,000 rooms, including nearly 45,000 rooms outside North America. The pipeline includes AC Hotels by Marriott, a new brand with over 9,000 rooms expected at launch in 2011,

•	Over 8,500 rooms opened during the quarter, including over 1,800 rooms converted from competitor brands and 2,100 rooms in international markets.

BETHESDA, MD – February 14, 2011 – Marriott International, Inc. (NYSE: MAR), in addition to reporting its fourth quarter and full year 2010 results today, announced a plan to split the company’s businesses into two separate, publicly traded companies. Marriott International expects to spin off its timeshare operations and development business as a new independent company through a special tax-free dividend to Marriott International shareholders in late 2011.

DETAILS OF THE TRANSACTION

Under the plan, the new company will focus on the timeshare business as the exclusive developer and operator of timeshare, fractional and related products under the Marriott brand and the

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exclusive developer of fractional and related products under the Ritz-Carlton brand. After the split, Marriott International will concentrate on the lodging management and franchise business. Marriott will also receive franchise fees from the timeshare company’s use of the Marriott and Ritz-Carlton brands.

Marriott International chairman and chief executive officer, J.W. Marriott, Jr., said, “Marriott took a bold step when we introduced our Marriott brand to the timeshare industry in 1984. In this transaction, we take another innovative step forward as we combine the power of the Marriott and Ritz-Carlton brands with the flexibility and focus of a new independent timeshare company.

“The transaction will permit both companies to tailor their business strategies to best address market opportunities in their respective industries. The new timeshare company will be positioned to expand faster over time while Marriott International will further advance its longstanding strategy of separating real estate from management and franchise operations. With two public companies, shareholders will be able to pursue investment goals in either or both companies rather than one combined organization.

“Marriott Vacation Club owners and guests and The Ritz-Carlton Destination Club members should see no change in the branding or quality of their properties, services, usage options, use of Marriott Rewards points, or access to Marriott International’s hotels. The companies will continue to work together to provide outstanding vacation experiences, similar to the relationship between Marriott International and the franchisees of its hotel properties. After the split, both companies will remain dedicated to the highest standards of quality and value and the brand promise for which Marriott and Ritz-Carlton are well known and widely respected.

“Day-to-day operations at both companies should not be affected by this transaction. During the past few years, our company has brought staffing levels and expenses in line with operating conditions across our businesses. While we will continue to improve efficiency where possible, we do not expect this transaction to result in work force reductions. Associates should continue to have attractive career opportunities due to the growth prospects of both companies,” added Mr. Marriott.

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As two separate public companies, both Marriott International and the new company will have separate boards of directors. J.W. Marriott, Jr. will remain chairman of the board and chief executive officer of Marriott International. Stephen P. Weisz, president of Marriott’s timeshare business since 1997 and a 39-year Marriott veteran, will become chief executive officer of the new company. William J. Shaw, who recently announced his retirement as vice chairman of the company at Marriott International and also resigned from its board, will become chairman of the board of the new timeshare company and Deborah Marriott Harrison, senior vice president of government affairs for Marriott International, will serve as a board member.

Mr. Weisz said, “Our new company will be independent and the largest pure-play timeshare firm in the world. We will be publicly-held and financially sound with significant growth opportunities including meaningful upside as the economic recovery proceeds. We believe our outstanding brands, unparalleled operating skill, prime resort locations and world-class sales expertise will continue to provide us with a significant competitive advantage.

“With the launch of the Marriott Vacation Club Destinations timeshare program, our points-based product, in 2010, we are confident in our ability to fulfill the dreams and meet the growing expectations of our customers. We expect to continue to create value for shareholders through a diverse stream of income, including development, management and financing. We dramatically improved our cost structure and efficiency in the last two years and are well-positioned for the upturn. And with over $1.5 billion in timeshare segment inventory at year-end 2010, our near term investment needs are modest. All in all, we expect to generate meaningful cash from operations in the next few years. I am enormously excited by this new opportunity for our business and our associates.”

In 2010, Marriott International’s timeshare segment reported revenue of approximately $1.5 billion (unadjusted for specific terms of the transaction). At year-end 2010, Marriott International’s timeshare segment operated 71 timeshare and fractional resorts with more than 400,000 owners and approximately 10,000 employees.

After the special dividend, the Marriott family is expected to hold approximately 21 percent of the outstanding common stock of each company.

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Marriott International will continue to be listed on the New York Stock Exchange and expects that the new timeshare company will also be listed on the New York Stock Exchange. The new timeshare company does not expect to pay a quarterly cash dividend or be investment grade in the near term. Marriott International does not expect to change its quarterly cash dividend as a result of this transaction.

Marriott will disclose more details about the respective pro forma balance sheets and pro forma income statements of the two companies when the new timeshare company files a Form 10 registration statement with the Securities and Exchange Commission, which it expects to occur sometime in the second quarter of 2011. The transaction is subject to the receipt of normal and customary regulatory approvals, the execution of inter-company agreements, receipt of a favorable ruling from the Internal Revenue Service (IRS), arrangement of adequate financing facilities, final approval by Marriott International’s board of directors, and other related matters. The transaction will not require shareholder approval and will have no impact on Marriott’s contractual obligations to the existing securitizations. Subject to the completion of this ongoing work and the receipt of regulatory approvals, the spin-off should be completed before year-end 2011.

FOURTH QUARTER 2010 RESULTS

Fourth quarter 2010 adjusted net income totaled $150 million, a 27 percent increase compared to fourth quarter 2009 adjusted net income. Adjusted diluted EPS totaled $0.39, a 22 percent increase from adjusted diluted EPS in the year-ago quarter. On October 6, 2010, the company forecasted fourth quarter diluted EPS of $0.33 to $0.36.

Reported net income totaled $173 million in the fourth quarter of 2010 compared to $106 million in the year-ago quarter. Reported diluted EPS was $0.46 in the fourth quarter of 2010 compared to $0.28 in the fourth quarter of 2009.

Adjusted net income and adjusted diluted EPS for the 2010 fourth quarter exclude $100 million pretax ($62 million after-tax and $0.16 per diluted share) of non-cash impairment and other charges, including an $84 million impairment charge related to a revenue management software investment (see below) and $27 million of impairment charges related to the anticipated disposition of a land parcel and a golf course. An $11 million reversal of a liability recorded as part of the Timeshare strategy impairment charge in the 2009 third quarter partially offset these charges. Fourth quarter 2010 adjusted results also exclude an $85 million ($0.22 per diluted share) non-cash benefit in the provision for income taxes resulting from a settlement with the

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IRS related to the treatment of funds received from foreign subsidiaries.

The revenue management software investment noted above is designed to manage and price group rooms and catering business at North American full-service hotels and will be a significant competitive advantage. The system rollout began in the fourth quarter of 2010 and the company expects it will be implemented at nearly 500 hotels by mid-2013 with more properties to follow. Marriott funded the nearly $270 million total system cost as it was developed, expecting to recover the cost from individual hotel properties over time. However, due to the significant impact of the recent recession on hotel owner profitability and the long-term nature of its relationships with its owners and franchisees, in the fourth quarter Marriott agreed to absorb a portion of the cost. As a result, the company recorded the $84 million impairment charge on the investment in the fourth quarter to reflect the expected levels of cost recovery.

Adjusted results for the 2009 fourth quarter exclude $19 million pretax ($12 million after-tax and $0.03 per diluted share) of restructuring costs and other charges.

Speaking of the year’s results, Mr. Marriott said, “We clearly turned the corner as 2010 progressed and our company delivered outstanding results for the year. Business travelers headed back on the road, and worldwide systemwide REVPAR increased nearly 6 percent during the year with the fourth quarter up over 8 percent. In North America, we saw growing momentum at our limited-service hotels, as stronger urban markets drove systemwide REVPAR up 8 percent in the quarter. REVPAR at our hotels in China rose 33 percent on a constant dollar basis.

“We were also encouraged by trends in our North American group business. Fourth quarter catering revenue for the Marriott Hotels & Resorts brand increased 4 percent and group room revenue rose 3 percent. Near term group bookings for that brand are also picking up. Revenue for group rooms booked in the 2010 fourth quarter for stays in 2011 increased 21 percent year-over-year, including 11 percent higher room rates.

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“In our timeshare business, contract sales in 2010 totaled over $700 million and the business generated over $245 million in pretax free cash flow. Our new points-based timeshare product offers customers more price points and greater flexibility of use.

“We opened 157 properties with nearly 29,000 rooms during the year, including our first EDITION hotel in Hawaii, and announced two new brands, Autograph Hotels and AC Hotels by Marriott. By the end of 2010, we had already added 13 Autograph hotels, including The Cosmopolitan of Las Vegas.

“While 2010 was a terrific year for the company, we are even more optimistic and enthusiastic about the future. Demand and pricing continue to strengthen. We expect 2011 worldwide systemwide REVPAR to increase 6 to 8 percent. With nearly 105,000 rooms in our global development pipeline at the end of 2010, we expect to add approximately 35,000 rooms to our system in 2011. With continuing room rate momentum, premier service quality, and global expansion, we expect an outstanding 2011.”

For the 2010 fourth quarter, REVPAR for worldwide comparable systemwide properties increased 8.1 percent (a 7.6 percent increase using actual dollars).

International comparable systemwide REVPAR rose 10.1 percent (a 7.9 percent increase using actual dollars), including a 3.9 percent increase in average daily rate (a 1.8 percent increase using actual dollars) in the fourth quarter of 2010.

In North America, comparable systemwide REVPAR increased 7.5 percent in the fourth quarter of 2010, including a 1.8 percent increase in average daily rate. REVPAR for comparable systemwide North American full-service and luxury hotels (including Marriott Hotels & Resorts, The Ritz-Carlton and Renaissance Hotels) increased 7.0 percent with a 2.6 percent increase in average daily rate. REVPAR for comparable systemwide North American limited-service hotels (including Courtyard, Residence Inn, SpringHill Suites, TownePlace Suites and Fairfield Inn & Suites) increased 8.0 percent in the fourth quarter with a 1.4 percent increase in average daily rate.

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Marriott added 35 new properties (8,571 rooms) to its worldwide lodging portfolio in the 2010 fourth quarter, including The Cosmopolitan of Las Vegas, the Pune Marriott Hotel and Convention Centre in India, the JW Marriott Marquis Miami and the Algonquin Hotel, an Autograph Collection hotel in New York City. Eight properties (1,973 rooms) exited the system during the quarter. At quarter-end, the company’s lodging group encompassed 3,545 properties and timeshare resorts for a total of over 618,000 rooms.

The company’s worldwide pipeline of hotels under construction, awaiting conversion or approved for development totaled almost 700 properties with nearly 105,000 rooms at year-end. The pipeline includes AC Hotels by Marriott, a new brand with over 9,000 rooms expected at launch in 2011.

MARRIOTT REVENUES totaled over $3.6 billion in the 2010 fourth quarter compared to approximately $3.4 billion for the fourth quarter of 2009. Base management and franchise fees rose 11 percent to $314 million reflecting higher REVPAR and fees from new hotels. Fourth quarter worldwide incentive management fees increased 27 percent to $75 million. Incentive fees earned on hotels in North America increased 50 percent to $27 million. In the fourth quarter, 26 percent of company-managed hotels earned incentive management fees compared to 22 percent in the year-ago quarter.

Worldwide comparable company-operated house profit margins increased 100 basis points in the fourth quarter reflecting higher occupancy, rate increases and strong productivity. House profit margins for comparable company-operated properties outside North America increased 130 basis points and North American comparable company-operated house profit margins increased 70 basis points from the year-ago quarter.

Owned, leased, corporate housing and other revenue, net of direct expenses, increased $19 million in the 2010 fourth quarter, to $41 million, largely due to a $10 million increase in branding fee revenue, the $4 million reversal of a liability related to a hotel that closed in the quarter, and $6 million of improved operating results at owned and leased hotels.

In the fourth quarter, Marriott’s timeshare business continued to focus its efforts on educating existing customers about the benefits of its new points product. The program allows customers

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to purchase timeshare in smaller increments than the traditional one-week product and allows greater flexibility of use. In the fourth quarter alone, over 30,000 existing owners joined the points program, continuing to exceed the company’s expectations. Contract sales to existing owners increased 47 percent in the fourth quarter compared to the year-ago quarter. With fewer sales to new customers year-over-year, fourth quarter adjusted Timeshare segment contract sales declined $2 million to $201 million (excluding a $4 million allowance for residential contract cancellations recorded in the quarter). In the prior year’s quarter, adjusted Timeshare segment contract sales totaled $203 million (excluding a $28 million allowance for fractional and residential contract cancellations).

In the fourth quarter, Timeshare sales and services revenue totaled $372 million and, net of expenses, totaled $43 million for the quarter. Adjusting for restructuring and other charges, as well as the impact of consolidating securitized notes had that occurred at the beginning of 2009 rather than 2010, fourth quarter 2009 adjusted Timeshare sales and services revenue would have totaled $373 million and, net of direct expenses, would have totaled $64 million. These adjustments and reported results for the 2009 quarter are shown on page A-11.

Fourth quarter 2010 Timeshare sales and services revenue, net of expenses, declined largely due to $8 million of costs related to the new points-based program, a $6 million impairment charge related to a few fractional projects, higher carry costs on unsold units, and lower interest income on mortgage notes. These unfavorable variances were partially offset by higher rental income and lower expenses associated with reacquired inventory.

Timeshare segment results include Timeshare sales and services revenue, net of direct expenses, as well as base management fees, equity in earnings (losses), gains and other income, interest expense and general, administrative and other expenses associated with the timeshare business. Adjusted Timeshare segment results for the 2010 fourth quarter totaled $42 million (as shown with reported results on page A-9) and included $15 million of interest expense related to the consolidation of securitized Timeshare notes, as well as a $20 million gain on the sale of real estate, both of which were included in the company’s fourth quarter 2010 guidance. In the prior year quarter, adjusted Timeshare segment results would have totaled $28 million, adjusting for the restructuring costs and other charges, as well as the impact of consolidating securitized notes had that occurred at the beginning of 2009 rather than 2010, as shown with reported results on

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page A-11. Adjusted Timeshare segment results for the year-ago quarter included $26 million of interest expense related to the consolidation of securitized Timeshare notes.

ADJUSTED GENERAL, ADMINISTRATIVE and OTHER expenses for the 2010 fourth quarter increased 16 percent to $240 million, compared to adjusted expenses of $207 million in the year-ago quarter as shown with reported results on page A-1. The increase in expenses reflected higher costs in international growth markets, as well as $12 million of higher incentive compensation costs, a $5 million increase in legal costs, $4 million for brand initiatives, a $2 million increase in foreign exchange losses and the unfavorable impact of the $3 million reversal of a loan loss reserve in the year-ago quarter. These expense increases were partially offset by $3 million of lower deferred compensation expenses in the quarter.

GAINS AND OTHER INCOME totaled $28 million and primarily reflected net gains on the sale of real estate including $20 million from the sale of a property associated with the timeshare business. The prior year’s fourth quarter gains and other income totaled $4 million and included a $3 million gain on the sale of investments and $1 million of net gains on the sale of real estate.

INTEREST EXPENSE increased $16 million to $50 million in the fourth quarter, primarily due to $15 million of interest expense related to the consolidation of debt associated with securitized Timeshare notes, as well as higher interest expense associated with the company’s deferred compensation plan, partially offset by the impact of lower debt balances. Adjusting for the impact of consolidating securitized notes had that occurred at the beginning of 2009 rather than 2010, fourth quarter 2009 interest expense would have been $60 million.

ADJUSTED INCOME TAXES

The adjusted provision for income taxes in the fourth quarter of 2010 reflected a $12 million benefit primarily associated with revisions to estimates of prior years’ foreign income tax expenses.

Adjusted Earnings before Interest Expense, Taxes, Depreciation and Amortization (EBITDA)

Adjusted EBITDA totaled $325 million in the 2010 fourth quarter. In the 2009 fourth quarter, adjusted EBITDA totaled $300 million. If the consolidation of securitized Timeshare notes had occurred at the beginning of 2009, adjusted EBITDA in the 2009 fourth quarter would have

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totaled $292 million. Adjusted EBITDA for the fourth quarter of 2010 increased 11 percent over the year-ago quarter adjusted for the consolidation of securitized notes. Adjusted EBITDA for the Timeshare segment totaled $65 million in the 2010 fourth quarter. If the consolidation of securitized Timeshare notes had occurred at the beginning of 2009, adjusted Timeshare segment EBITDA in the 2009 fourth quarter would have totaled $70 million. See pages A-14, A-15, and A-17 for the EBITDA and adjusted EBITDA calculations.

FULL YEAR 2010 RESULTS

For the full year 2010, adjusted net income totaled $435 million, a 27 percent increase compared to full year 2009 adjusted net income. Adjusted diluted EPS totaled $1.15, an increase of 24 percent from adjusted diluted EPS a year ago.

Reported net income totaled $458 million for full year 2010 compared to a reported net loss of $346 million a year ago. Reported diluted EPS was $1.21 for 2010 compared to reported diluted losses per share of $0.97 for 2009.

Adjusted net income and adjusted diluted EPS for full year 2010 exclude $100 million pretax ($62 million after-tax and $0.16 per diluted share) of impairment and other charges and an $85 million ($0.23 per diluted share) non-cash benefit in the provision for income taxes. Both items are described in more detail earlier in this release under the caption “FOURTH QUARTER 2010 RESULTS”.

Adjusted net income and adjusted diluted EPS for full year 2009 exclude the $213 million pretax ($130 million after-tax and $0.37 per diluted share) restructuring costs and other charges, as well as $752 million pretax ($502 million after-tax and $1.41 per diluted share) of Timeshare strategy impairment charges. Adjusted results for full year 2009 also exclude the $56 million ($0.16 per diluted share) impact of non-cash charges in the provision for income taxes.

REVPAR for the company’s worldwide comparable systemwide properties increased 5.8 percent (a 5.9 percent increase using actual dollars) in 2010.

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International comparable systemwide REVPAR for 2010 increased 9.2 percent (a 9.3 percent increase using actual dollars), including a 5.9 percent increase in occupancy and a 0.2 percent decline in average daily rate (flat in actual dollars).

In North America, comparable systemwide REVPAR increased 4.9 percent in 2010. REVPAR at the company’s comparable systemwide North American full-service and luxury hotels (including Marriott Hotels & Resorts, The Ritz-Carlton and Renaissance Hotels & Resorts) increased 5.5 percent with a 3.7 percent increase in occupancy and an average daily rate decline of 0.3 percent. REVPAR for comparable systemwide North American limited-service hotels (including Courtyard, Residence Inn, SpringHill Suites, TownePlace Suites and Fairfield Inn & Suites) increased 4.4 percent with a 1.4 percent decline in average daily rate.

MARRIOTT REVENUES totaled $11.7 billion in 2010 compared to $10.9 billion in 2009. Total fees in 2010 were $1,185 million, an increase of 9 percent from the prior year. Stronger base management and franchise fees reflected the increase in worldwide REVPAR and unit growth across the system. Incentive management fees increased 18 percent reflecting higher property-level profit due to worldwide REVPAR increases and continued cost control, as well as international unit growth. For full year 2010, 27 percent of company-operated hotels earned incentive management fees compared to 25 percent in the prior year. Approximately two-thirds of incentive management fees came from hotels outside North America in both 2010 and 2009.

Owned, leased, corporate housing and other revenue, net of direct expenses, totaled $91 million in 2010 compared to $68 million in 2009. Results were primarily impacted by a $12 million increase in termination fees net of property closing costs, an $8 million increase in branding fee revenue, and the $4 million reversal of a liability related to a hotel that closed in the 2010 fourth quarter, partially offset by the impact of a $6 million cancellation fee earned in 2009.

Adjusted Timeshare segment contract sales in 2010 declined $43 million to $705 million (excluding a $20 million allowance for fractional and residential contract cancellations recorded in the year) largely due to tough comparisons as a result of the 25th anniversary promotion in the second quarter of 2009. Contract sales were also affected by fewer sales to new customers in the third and fourth quarters of 2010 as the sales force continued to focus on efforts to educate existing owners about the benefits of the new product. In the prior year, adjusted Timeshare

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segment contract sales totaled $748 million (excluding an $83 million allowance for fractional and residential contract cancellations).

Timeshare sales and services revenue totaled $1,221 million in 2010 and, net of direct expenses, totaled $199 million in 2010. Adjusting for the timeshare strategy impairment, restructuring and other charges, as well as the impact of consolidating securitized notes had that occurred at the beginning of 2009 rather than 2010, 2009 adjusted Timeshare sales and services revenue would have totaled $1,248 million and, net of direct expenses, would have totaled $182 million. These adjustments for full year 2009 and reported results are shown on page A-12.

Full year 2010 Timeshare sales and services revenue, net of direct expenses, benefitted from lower marketing and sales costs, higher closing efficiency, year-over-year price increases, and a $15 million favorable adjustment to the Marriott Rewards liability resulting from lower than projected cost of Marriott Rewards redemptions, as well as higher rental income. Results were reduced by a $6 million impairment charge related to a few fractional projects, higher carry costs on unsold units, and lower interest income on mortgage notes, as well as $20 million of costs related to the new points-based program.

Timeshare segment results includes Timeshare sales and services revenue, net of direct expenses, as well as base management fees, equity in earnings (losses), gains and other income, noncontrolling interest, interest expense and general, administrative and other expenses associated with the timeshare business. Excluding other charges, adjusted Timeshare segment results for 2010 totaled $134 million as shown with reported results on page A-10. Adjusted Timeshare segment results for 2010 included $55 million of interest expense related to the consolidation of securitized Timeshare notes and a $20 million gain on the sale of real estate. In 2009, adjusted timeshare results would have totaled $86 million, adjusting for the timeshare strategy impairment, restructuring and other charges, as well as the impact of consolidating securitized notes had that occurred at the beginning of 2009 rather than 2010, as shown with reported results on page A-12. Adjusted Timeshare segment results for 2009 included $77 million of interest expense related to the consolidation of securitized Timeshare notes.

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ADJUSTED GENERAL, ADMINISTRATIVE and OTHER expenses increased $47 million to $669 million, an 8 percent increase compared to adjusted expenses in 2009, largely due to higher incentive compensation costs. These adjustments and reported results are shown on page A-2.

GAINS AND OTHER INCOME totaled $35 million in 2010 and included $34 million of net gains on the sale of real estate and $1 million of returns from joint venture investments. Gains and other income of $31 million in 2009 included a $21 million gain on the extinguishment of debt, net gains of $10 million from the sale of real estate, a $3 million gain on the sale of investments and $2 million of preferred returns from joint venture investments, partially offset by a $5 million impairment charge on an investment.

INTEREST EXPENSE increased $62 million to $180 million in 2010 primarily due to $55 million of interest expense related to the consolidation of debt associated with securitized Timeshare notes, lower capitalized interest and higher interest expense associated with the company’s deferred compensation plan, partially offset by the impact of lower debt balances. Adjusting for the impact of consolidating securitized notes had that occurred at the beginning of 2009 rather than 2010, 2009 interest expense would have totaled $195 million.

ADJUSTED INCOME TAXES

The adjusted provision for income taxes for 2010 reflected a $12 million benefit primarily associated with revisions to estimates of prior years’ foreign income tax expenses.

Adjusted EBITDA

Adjusted EBITDA totaled $1,044 million in 2010 compared to 2009 adjusted EBITDA of $898 million. If the consolidation of securitized Timeshare notes had occurred at the beginning of 2009, adjusted EBITDA for 2009 would have totaled $974 million. Adjusted EBITDA for 2010 increased 7 percent over the prior year adjusted for the consolidation of securitized notes. Adjusted EBITDA for the Timeshare segment totaled $227 million in 2010. If the consolidation of securitized Timeshare notes had occurred at the beginning of 2009, adjusted Timeshare segment EBITDA would have totaled $208 million in 2009. See pages A-14, A-16, and A-18 for the EBITDA and adjusted EBITDA calculations.

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BALANCE SHEET

At year-end 2010, total debt was $2,829 million and cash balances totaled $505 million, compared to $2,298 million in debt and $115 million of cash at year-end 2009. Adjusting for the debt associated with securitized Timeshare mortgage notes now required to be consolidated under new accounting rules, adjusted total debt, net of cash, totaled $1,308 million, a decline of $875 million since year-end 2009. The applicable adjustments are shown on page A-21.

At year-end 2010, Marriott had no borrowings outstanding under its $2.4 billion revolving bank credit facility.

COMMON STOCK

Weighted average fully diluted shares outstanding used to calculate adjusted diluted EPS totaled 382.0 million in the 2010 fourth quarter compared to 372.2 million in the year-ago quarter.

The company repurchased 1.5 million shares of common stock in 2010 at a cost of $57 million. The remaining share repurchase authorization, as of December 31, 2010, totaled 23.8 million shares.

FIRST QUARTER 2011 OUTLOOK

For the first quarter, the company assumes comparable systemwide REVPAR on a constant dollar basis will increase 6 to 8 percent in North America, 9 to 11 percent outside North America and 7 to 9 percent worldwide.

The company assumes first quarter 2011 Timeshare contract sales will total $140 million to $150 million and Timeshare sales and services revenue, net of direct expenses, will total approximately $35 million to $40 million. With these assumptions, Timeshare segment results for the first quarter, including interest expense associated with securitized notes, are expected to total $20 million to $25 million.

2011 OUTLOOK

The company’s 2011 full year guidance assumes that the spin-off of the Timeshare segment does not occur in the current year and does not include pro forma adjustments or transaction expenses.

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For the full year 2011, the company expects a strong pricing environment. The company assumes full year 2011 systemwide REVPAR on a constant dollar basis will increase 6 to 8 percent in North America, outside North America and on a worldwide basis.

The company expects to open approximately 35,000 rooms in 2011 as most hotels expected to open are already under construction or undergoing conversion from other brands. Given these assumptions, full year 2011 fee revenue could total $1,310 million to $1,340 million and owned, leased, corporate housing and other revenue, net of direct expense, could total $115 million to $125 million.

The company estimates that, on a full year basis, one point of worldwide systemwide REVPAR impacts total fees by approximately $15 million pretax and owned, leased, corporate housing and other revenue, net of direct expense, by approximately $5 million pretax.

The company expects 2011 Timeshare contract sales to be in line with 2010 adjusted levels.

The company expects its 2011 general and administrative costs to increase 3 to 5 percent over 2010 adjusted levels reflecting increased spending for brand initiatives and higher costs in international growth markets.

	First Quarter 2011	Full Year 2011

Total fee revenue	$280 million to $290 million	$1,310 million to $1,340 million

Owned, leased, corporate housing and other revenue, net of direct expenses	$20 million to $25 million	$115 million to $125 million

Timeshare sales and services revenue, net of direct expenses	$35 million to $40 million	$200 million to $210 million

General, administrative and other expenses	$155 million to $160 million	$690 million to $700 million

Operating income	$175 million to $200 million	$925 million to $985 million

Gains and other income	Approx $5 million	Approx $10 million

Net interest expense[1]	Approx $35 million	Approx $150 million

Equity in earnings (losses)	Approx ($5) million	Approx ($10) million

Earnings per share	$0.24 to $0.28	$1.35 to $1.45

Tax rate		34.0 percent

[1]	Net of interest income

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The company expects investment spending in 2011 will total approximately $500 million to $700 million, including $50 million to $100 million for maintenance capital spending. Investment spending will also include other capital expenditures (including property acquisitions), new mezzanine financing and mortgage notes, contract acquisition costs, and equity and other investments.

Based upon the assumptions above, full year 2011 EBITDA is expected to total $1,170 million to $1,230 million, a 12 to 18 percent increase over the prior year’s adjusted EBITDA. Adjusted EBITDA for full year 2010 totaled $1,044 million and is shown on page A-14.

Marriott International, Inc. (NYSE:MAR) will conduct its quarterly earnings review for the investment community and news media on Tuesday, February 15, 2011 at 10 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click the “Recent and Upcoming Events” tab and click on the quarterly conference call link. A replay will be available at that same website until February 15, 2012.

The telephone dial-in number for the conference call is 706-679-3455 and the conference ID is 30673010. A telephone replay of the conference call will be available from 1 p.m. ET, Tuesday, February 15, 2011 until 8 p.m. ET, Tuesday, February 22, 2011. To access the replay, call 706-645-9291. The reservation number for the recording is 30673010.

Definitions

All references to net income or net loss reflect net income or net loss attributable to Marriott. All references to EPS or diluted losses per share, unless otherwise noted, reflect EPS or diluted losses per share attributable to Marriott shareholders.

Deutsche Bank Securities Inc. is acting as financial advisor to the company regarding the plan to spin off its timeshare business.

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Note on forward-looking statements: This press release and accompanying schedules contain “forward-looking statements” within the meaning of federal securities laws, including statements concerning the proposed spin-off of our timeshare operations and development business; REVPAR, profit margin and earnings trends, estimates and assumptions; the number of lodging properties we expect to add in the future; our expectations about investment spending and share repurchases; the expected launch, timing and initial number of rooms in the AC Hotels by Marriott joint venture; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including those we identify below and other risk factors that we identify in our most recent annual report on Form 10-K or quarterly report on Form 10-Q.

Risks particular to the proposed spin-off include unanticipated developments that delay or otherwise negatively affect the transaction; our ability to obtain financing for the new timeshare company; our ability to obtain regulatory approvals; our receipt of a favorable letter ruling from the Internal Revenue Service; final approval by our board of directors; the impact of the transaction on our relationships with our customers and employees; the ability of the separated businesses to operate independently; and disruption to our operations resulting from the proposed spin-off. Other risks that could affect forward-looking statements in this press release include changes in market conditions; the continuation and pace of the economic recovery; supply and demand changes for hotel rooms, corporate housing and our timeshare products; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; and any delay in or failure to obtain any necessary consent for the AC Hotels by Marriott joint venture. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release.

We make these forward-looking statements as of February 14, 2011. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading lodging company with more than 3,500 lodging properties in 70 countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, EDITION, The Autograph Collection, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club, The Ritz-Carlton Destination Club, and Grand Residences by Marriott brands; licenses and manages whole-ownership residential brands, including The Ritz-Carlton Residences, JW Marriott Residences and Marriott Residences; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. The company is headquartered in Bethesda, Maryland, USA, and had approximately 129,000 employees at 2010 year-end. It is recognized by FORTUNE® as one of the best companies to work for, and by Newsweek as one of the greenest big companies in America. In fiscal year 2010, Marriott International reported sales from continuing operations of nearly $12 billion. For more information or reservations, please visit our web site at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

IRPR#1

Tables follow

17

MARRIOTT INTERNATIONAL, INC.

PRESS RELEASE SCHEDULES

QUARTER 4, 2010

TABLE OF CONTENTS

Consolidated Statements of Income	A-1

Total Lodging Products	A-4

Key Lodging Statistics	A-5

Timeshare Segment	A-9

Fourth Quarter 2009 Timeshare Segment As Adjusted Had ASU Nos. 2009-16 and 2009-17 Been Adopted on January 3, 2009	A-11

Full Year 2009 Timeshare Segment As Adjusted Had ASU Nos. 2009-16 and 2009-17 Been Adopted on January 3, 2009	A-12

Timeshare Inventory As Adjusted Had ASU Nos. 2009-16 and 2009-17 Been Adopted on January 3, 2009	A-13

EBITDA and Adjusted EBITDA	A-14

Fourth Quarter 2009 EBITDA As Adjusted Had ASU Nos. 2009-16 and 2009-17 Been Adopted on January 3, 2009	A-15

2009 EBITDA As Adjusted Had ASU Nos. 2009-16 and 2009-17 Been Adopted on January 3, 2009	A-16

Fourth Quarter 2010 and Fourth Quarter 2009 EBITDA for Timeshare Segment As Adjusted Had ASU Nos. 2009-16 and 2009-17 Been Adopted on January 3, 2009	A-17

Full Year 2010 and Full Year 2009 EBITDA for Timeshare Segment As Adjusted Had ASU Nos. 2009-16 and 2009-17 Been Adopted on January 3, 2009	A-18

2011 EBITDA Forecast	A-19

Full Year 2010 Free Cash Flow for Timeshare Segment	A-20

Adjusted Total Debt Net of Cash	A-21

Non-GAAP Financial Measures	A-22

MARRIOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)

	As Reported 16 Weeks Ended December 31, 2010	Adjustments		As Adjusted 16 Weeks Ended December 31, 2010 **	As Reported 16 Weeks Ended January 1, 2010	Adjustments			As Adjusted 16 Weeks Ended January 1, 2010 **	Percent Better (Worse) Adjusted 2010 vs. Adjusted 2009
		Other Charges	Certain Tax Items			Restructuring Costs & Other Charges	Timeshare Strategy - Impairment Charges	Certain Tax Items
REVENUES
Base management fees	$178	$—	$—	$178	$163	$—	$—	$—	$163	9
Franchise fees	136	—	—	136	119	—	—	—	119	14
Incentive management fees	75	—	—	75	59	—	—	—	59	27
Owned, leased, corporate housing and other revenue [1]	342	—	—	342	335	—	—	—	335	2
Timeshare sales and services (including net note sale gains of $38 for the sixteen weeks ended January 1, 2010) [2]	372	—	—	372	377	(2)	—	—	375	(1)
Cost reimbursements [3]	2,539	—	—	2,539	2,327	—	—	—	2,327	9

Total Revenues	3,642	—	—	3,642	3,380	(2)	—	—	3,378	8
OPERATING COSTS AND EXPENSES
Owned, leased and corporate housing - direct [4]	301	—	—	301	313	—	—	—	313	4
Timeshare - direct	329	—	—	329	303	—	—	—	303	(9)
Reimbursed costs	2,539	—	—	2,539	2,327	—	—	—	2,327	(9)
Restructuring costs	—	—	—	—	7	(7)	—	—	—	—
General, administrative and other [5]	351	(111)	—	240	215	(8)	—	—	207	(16)

Total Expenses	3,520	(111)	—	3,409	3,165	(15)	—	—	3,150	(8)

OPERATING INCOME	122	111	—	233	215	13	—	—	228	2
Gains and other income [6]	28	—	—	28	4	—	—	—	4	600
Interest expense	(50)	—	—	(50)	(34)	—	—	—	(34)	(47)
Interest income	8	—	—	8	5	—	—	—	5	60
Equity in earnings (losses) [7]	2	(11)	—	(9)	(16)	6	—	—	(10)	10

INCOME BEFORE INCOME TAXES	110	100	—	210	174	19	—	—	193	9
Benefit (provision) for income taxes	63	(38)	(85)	(60)	(68)	(7)	—	—	(75)	20

NET INCOME (LOSS)	173	62	(85)	150	106	12	—	—	118	27
Add: Net losses attributable to noncontrolling interests, net of tax	—	—	—	—	—	—	—	—	—	—

NET INCOME (LOSS) ATTRIBUTABLE TO MARRIOTT	$173	$62	$(85)	$150	$106	$12	$—	$—	$118	27

EARNINGS (LOSSES) PER SHARE - Basic
Earnings (losses) per share attributable to Marriott shareholders [8]	$0.48	$0.17	$(0.23)	$0.41	$0.30	$0.03	$—	$—	$0.33	24

EARNINGS (LOSSES) PER SHARE - Diluted
Earnings (losses) per share attributable to Marriott shareholders [8]	$0.46	$0.16	$(0.22)	$0.39	$0.28	$0.03	$—	$—	$0.32	22

Basic Shares	365.6	365.6	365.6	365.6	357.6	357.6	357.6	357.6	357.6
Diluted Shares	382.0	382.0	382.0	382.0	372.2	372.2	372.2	372.2	372.2

**	Denotes non-GAAP financial measures. Please see pages A-22 and A-23 for additional information about our reasons for providing these alternative financial measures and limitations on their use.

See page A-3 for footnote references.

MARRIOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)

		Adjustments				Adjustments
	As Reported 52 Weeks Ended December 31, 2010	Other Charges	Certain Tax Items	As Adjusted 52 Weeks Ended December 31, 2010 **	As Reported 52 Weeks Ended January 1, 2010	Restructuring Costs & Other Charges	Timeshare Strategy - Impairment Charges	Certain Tax Items	As Adjusted 52 Weeks Ended January 1, 2010 **	Percent Better (Worse) Adjusted 2010 vs. Adjusted 2009
REVENUES
Base management fees	$562	$—	$—	$562	$530	$—	$—	$—	$530	6
Franchise fees	441	—	—	441	400	—	—	—	400	10
Incentive management fees	182	—	—	182	154	—	—	—	154	18
Owned, leased, corporate housing and other revenue [1]	1,046	—	—	1,046	1,019	—	—	—	1,019	3
Timeshare sales and services (including net note sale gains of $37 for the fifty-two weeks ended January 1, 2010) [2]	1,221	—	—	1,221	1,123	24	—	—	1,147	6
Cost reimbursements [3]	8,239	—	—	8,239	7,682	—	—	—	7,682	7

Total Revenues	11,691	—	—	11,691	10,908	24	—	—	10,932	7

OPERATING COSTS AND EXPENSES
Owned, leased and corporate housing - direct [4]	955	—	—	955	951	—	—	—	951	—
Timeshare - direct	1,022	—	—	1,022	1,040	1	—	—	1,041	2
Timeshare strategy - impairment charges	—	—	—	—	614	—	(614)	—	—	—
Reimbursed costs	8,239	—	—	8,239	7,682	—	—	—	7,682	(7)
Restructuring costs	—	—	—	—	51	(51)	—	—	—	—
General, administrative and other [5]	780	(111)	—	669	722	(100)	—	—	622	(8)

Total Expenses	10,996	(111)	—	10,885	11,060	(150)	(614)	—	10,296	(6)

OPERATING INCOME (LOSS)	695	111	—	806	(152)	174	614	—	636	27
Gains and other income (including gain on debt extinguishment of $21 for the fifty-two weeks ended January 1, 2010) [6]	35	—	—	35	31	—	—	—	31	13
Interest expense	(180)	—	—	(180)	(118)	—	—	—	(118)	(53)
Interest income	19	—	—	19	25	—	—	—	25	(24)
Equity in losses [7]	(18)	(11)	—	(29)	(66)	39	—	—	(27)	(7)
Timeshare strategy - impairment charges (non-operating)	—	—	—	—	(138)	—	138	—	—	—

INCOME (LOSS) BEFORE INCOME TAXES	551	100	—	651	(418)	213	752	—	547	19

(Provision) benefit for income taxes	(93)	(38)	(85)	(216)	65	(83)	(250)	56	(212)	(2)

NET INCOME (LOSS)	458	62	(85)	435	(353)	130	502	56	335	30

Add: Net losses attributable to noncontrolling interests, net of tax	—	—	—	—	7	—	—	—	7	(100)

NET INCOME (LOSS) ATTRIBUTABLE TO MARRIOTT	$458	$62	$(85)	$435	$(346)	$130	$502	$56	$342	27

EARNINGS (LOSSES) PER SHARE - Basic
Earnings (losses) per share attributable to Marriott shareholders [8]	$1.26	$0.17	$(0.24)	$1.20	$(0.97)	$0.37	$1.41	$0.16	$0.96	25

EARNINGS (LOSSES) PER SHARE - Diluted [9]
Earnings (losses) per share attributable to Marriott shareholders [8]	$1.21	$0.16	$(0.23)	$1.15	$(0.97)	$0.37	$1.41	$0.16	$0.93	24

Basic Shares	362.8	362.8	362.8	362.8	356.4	356.4	356.4	356.4	356.4
Diluted Shares [9]	378.3	378.3	378.3	378.3	356.4	356.4	356.4	356.4	367.4

**	Denotes non-GAAP financial measures. Please see pages A-22 and A-23 for additional information about our reasons for providing these alternative financial measures and limitations on their use.

See page A-3 for footnote references.

MARRIOTT INTERNATIONAL, INC.

FOOTNOTES TO CONSOLIDATED STATEMENTS OF INCOME

[1]	–	Owned, leased, corporate housing and other revenue includes revenue from the properties we own or lease, revenue from our corporate housing business, termination fees, branding fees and other revenue.
[2]	–	Timeshare sales and services includes total timeshare revenue except for base management fees and cost reimbursements.
[3]	–	Cost reimbursements include reimbursements from properties for Marriott-funded operating expenses.
[4]	–	Owned, leased and corporate housing - direct expenses include operating expenses related to our owned or leased hotels, including lease payments, pre-opening expenses and depreciation, plus expenses related to our corporate housing business.
[5]	–	General, administrative and other expenses include the overhead costs allocated to our segments, and our corporate overhead costs and general expenses.
[6]	–	Gains and other income includes gains and losses on: the sale of real estate, note sales or repayments (except timeshare note securitizations), the sale of joint ventures and investments; and debt extinguishments, as well as income from cost method joint ventures.
[7]	–	Equity in earnings (losses) includes our equity in earnings (losses) of unconsolidated equity method joint ventures.
[8]	–	Earnings per share attributable to Marriott shareholders plus adjustment items may not equal earnings per share attributable to Marriott shareholders as adjusted due to rounding.
[9]	–	Basic and fully diluted weighted average shares outstanding used to calculate earnings per share for the period in which we had a loss are the same because inclusion of additional equivalents would be anti-dilutive.

MARRIOTT INTERNATIONAL, INC.

TOTAL LODGING PRODUCTS 1

	Number of Properties			Number of Rooms/Suites
Brand	December 31, 2010	January 1, 2010	vs. January 1, 2010	December 31, 2010	January 1, 2010	vs. January 1, 2010
Domestic Full-Service
Marriott Hotels & Resorts	357	353	4	143,349	140,160	3,189
Renaissance Hotels	78	79	(1)	28,288	28,918	(630)
Autograph Collection	13	—	13	3,828	—	3,828
Domestic Limited-Service
Courtyard	795	768	27	111,634	107,640	3,994
Fairfield Inn & Suites	648	620	28	58,510	55,622	2,888
SpringHill Suites	273	255	18	31,961	29,846	2,115
Residence Inn	595	591	4	71,571	70,995	576
TownePlace Suites	192	184	8	19,320	18,451	869
International
Marriott Hotels & Resorts	197	192	5	60,670	58,595	2,075
Renaissance Hotels	68	64	4	22,720	21,664	1,056
Courtyard	97	90	7	19,435	17,566	1,869
Fairfield Inn & Suites	10	9	1	1,235	1,109	126
SpringHill Suites	1	1	—	124	124	—
Residence Inn	18	17	1	2,559	2,417	142
TownePlace Suites	1	—	1	105	—	105
Marriott Executive Apartments	23	23	—	3,775	3,880	(105)
Luxury
The Ritz-Carlton-Domestic	39	40	(1)	11,587	12,115	(528)
The Ritz-Carlton-International	35	34	1	10,457	10,171	286
Bulgari Hotels & Resorts	2	2	—	117	117	—
Edition	1	—	1	353	—	353
The Ritz-Carlton Residential	28	26	2	3,085	2,706	379
The Ritz-Carlton Serviced Apartments	3	3	—	458	474	(16)
Timeshare [2]
Marriott Vacation Club [3]	53	52	1	11,918	11,854	64
The Ritz-Carlton Destination Club	10	9	1	491	461	30
The Ritz-Carlton Residences	4	4	—	238	237	1
Grand Residences by Marriott - Fractional	2	2	—	248	248	—
Grand Residences by Marriott - Residential	2	2	—	68	91	(23)

Sub Total Timeshare	71	69	2	12,963	12,891	72

Total	3,545	3,420	125	618,104	595,461	22,643

Number of Timeshare Interval, Fractional and Residential Resorts

	Total Properties [2]	Properties in Active Sales [4]
100% Company-Developed
Marriott Vacation Club [3]	53	27
The Ritz-Carlton Destination Club and Residences	12	10
Grand Residences by Marriott and Residences	4	3
Joint Ventures
The Ritz-Carlton Destination Club and Residences	2	2

Total	71	42

[1]	Total Lodging Products excludes the 2,043 and 2,072 corporate housing rental units as of December 31, 2010 and January 1, 2010, respectively.
[2]	Includes products that are in active sales as well as those that are sold out. Residential products are included once they possess a certificate of occupancy.
[3]	Marriott Vacation Club includes Horizons by Marriott Vacation Club products that were previously reported separately.
[4]	Products in active sales may not be ready for occupancy.

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Constant $

Comparable Company-Operated International Properties1

	Four Months Ended December 31, 2010 and December 31, 2009
	REVPAR		Occupancy		Average Daily Rate
Region	2010	vs. 2009	2010	vs. 2009	2010	vs. 2009
Caribbean & Latin America	$117.64	6.2%	67.1%	1.7% pts.	$175.22	3.5%
Continental Europe	$126.41	10.3%	74.1%	3.5% pts.	$170.57	5.1%
United Kingdom	$129.39	8.3%	77.1%	1.7% pts.	$167.72	5.9%
Middle East & Africa	$99.88	0.8%	73.3%	2.7% pts.	$136.21	-2.9%
Asia Pacific[2]	$91.43	18.3%	68.6%	6.5% pts.	$133.30	7.1%
Regional Composite[3]	$113.61	10.0%	72.4%	3.7% pts.	$156.99	4.3%
International Luxury[4]	$202.34	13.7%	64.5%	4.7% pts.	$313.56	5.4%
Total International[5]	$123.28	10.5%	71.5%	3.9% pts.	$172.37	4.6%
Worldwide[6]	$105.02	7.9%	67.4%	2.9% pts.	$155.77	3.3%

Comparable Systemwide International Properties1

	Four Months Ended December 31, 2010 and December 31, 2009
	REVPAR		Occupancy		Average Daily Rate
Region	2010	vs. 2009	2010	vs. 2009	2010	vs. 2009
Caribbean & Latin America	$101.31	9.4%	65.3%	3.1% pts.	$155.14	4.2%
Continental Europe	$123.53	9.7%	73.4%	3.8% pts.	$168.28	3.9%
United Kingdom	$128.09	8.2%	76.6%	1.6% pts.	$167.15	5.9%
Middle East & Africa	$98.44	0.9%	73.1%	2.7% pts.	$134.62	-2.8%
Asia Pacific[2]	$100.48	13.6%	69.2%	5.9% pts.	$145.21	3.9%
Regional Composite[3]	$112.51	9.5%	71.6%	3.9% pts.	$157.12	3.6%
International Luxury[4]	$202.34	13.7%	64.5%	4.7% pts.	$313.56	5.4%
Total International[5]	$120.57	10.1%	71.0%	4.0% pts.	$169.89	3.9%
Worldwide[6]	$87.02	8.1%	65.9%	3.6% pts.	$132.02	2.3%

[1]

We report financial results on a period basis and international statistics on a monthly basis. Statistics are in constant dollars for September through December. International includes properties located outside the continental United States and Canada, except for Worldwide which includes the continental United States.

[2]	Does not include Hawaii.
[3]	Regional information includes the Marriott Hotels & Resorts, Renaissance Hotels and Courtyard brands. Includes Hawaii.
[4]	International Luxury includes The Ritz-Carlton properties outside of the continental United States and Canada and Bulgari Hotels & Resorts.
[5]	Includes Regional Composite and International Luxury.
[6]

Includes international statistics for the four calendar months ended December 31, 2010 and December 31, 2009, and the continental United States statistics for the sixteen weeks ended December 31, 2010 and January 1, 2010. Includes the Marriott Hotels & Resorts, Renaissance Hotels, The Ritz-Carlton, Bulgari Hotels & Resorts, Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites brands.

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Constant $

Comparable Company-Operated International Properties1

	Twelve Months Ended December 31, 2010 and December 31, 2009
	REVPAR		Occupancy		Average Daily Rate
Region	2010	vs. 2009	2010	vs. 2009	2010	vs. 2009
Caribbean & Latin America	$126.19	5.5%	70.7%	4.1% pts.	$178.59	-0.5%
Continental Europe	$114.92	7.6%	71.1%	4.0% pts.	$161.63	1.6%
United Kingdom	$121.68	7.8%	76.4%	3.1% pts.	$159.27	3.3%
Middle East & Africa	$93.86	-2.6%	70.5%	2.4% pts.	$133.18	-5.9%
Asia Pacific [2]	$83.96	23.3%	66.7%	11.7% pts.	$125.88	1.7%
Regional Composite [3]	$107.47	9.1%	71.1%	5.8% pts.	$151.19	0.2%
International Luxury [4]	$198.82	10.7%	64.0%	6.0% pts.	$310.46	0.4%
Total International [5]	$117.38	9.4%	70.3%	5.8% pts.	$166.93	0.3%
Worldwide [6]	$103.30	6.3%	68.7%	4.1% pts.	$150.46	0.0%

Comparable Systemwide International Properties1

	Twelve Months Ended December 31, 2010 and December 31, 2009
	REVPAR		Occupancy		Average Daily Rate
Region	2010	vs. 2009	2010	vs. 2009	2010	vs. 2009
Caribbean & Latin America	$109.45	10.6%	67.9%	6.3% pts.	$161.09	0.3%
Continental Europe	$111.95	7.1%	69.9%	4.5% pts.	$160.08	0.2%
United Kingdom	$120.47	7.7%	75.9%	3.1% pts.	$158.75	3.3%
Middle East & Africa	$92.74	-2.3%	70.4%	2.7% pts.	$131.66	-6.0%
Asia Pacific [2]	$90.71	16.5%	67.2%	10.1% pts.	$134.90	-1.0%
Regional Composite [3]	$106.01	8.9%	70.1%	5.9% pts.	$151.12	-0.3%
International Luxury [4]	$198.82	10.7%	64.0%	6.0% pts.	$310.46	0.4%
Total International [5]	$114.31	9.2%	69.6%	5.9% pts.	$164.24	-0.2%
Worldwide [6]	$87.28	5.8%	67.8%	4.1% pts.	$128.82	-0.6%

[1]

We report financial results on a period basis and international statistics on a monthly basis. Statistics are in constant dollars for January through December. International includes properties located outside the continental United States and Canada, except for Worldwide which includes the continental United States.

[2]	Does not include Hawaii.
[3]	Regional information includes the Marriott Hotels & Resorts, Renaissance Hotels and Courtyard brands. Includes Hawaii.
[4]	International Luxury includes The Ritz-Carlton properties outside of the continental United States and Canada and Bulgari Hotels & Resorts.
[5]	Includes Regional Composite and International Luxury.
[6]

Includes international statistics for the twelve calendar months ended December 31, 2010 and December 31, 2009, and the continental United States statistics for the fifty-two weeks ended December 31, 2010 and January 1, 2010. Includes the Marriott Hotels & Resorts, Renaissance Hotels, The Ritz-Carlton, Bulgari Hotels & Resorts, Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites brands.

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Comparable Company-Operated North American Properties1

	Sixteen Weeks Ended December 31, 2010 and January 1, 2010
	REVPAR		Occupancy		Average Daily Rate
Brand	2010	vs. 2009	2010	vs. 2009	2010	vs. 2009
Marriott Hotels & Resorts	$108.08	5.6%	66.2%	1.3% pts.	$163.16	3.5%
Renaissance Hotels	$102.95	6.4%	65.2%	1.2% pts.	$157.94	4.5%
Composite North American Full-Service[2]	$107.12	5.7%	66.0%	1.3% pts.	$162.19	3.6%
The Ritz-Carlton[3]	$184.47	10.0%	65.4%	4.5% pts.	$282.16	2.5%
Composite North American Full-Service & Luxury[4]	$116.62	6.5%	66.0%	1.7%pts.	$176.80	3.8%
Residence Inn	$80.49	6.7%	71.9%	4.7% pts.	$111.92	-0.2%
Courtyard	$67.72	6.0%	62.3%	2.9% pts.	$108.75	1.1%
TownePlace Suites	$46.18	11.0%	63.3%	6.1% pts.	$73.00	0.2%
SpringHill Suites	$59.47	7.5%	62.0%	2.6% pts.	$95.94	3.0%
Composite North American Limited-Service[5]	$69.36	6.5%	65.0%	3.5% pts.	$106.66	0.7%
Composite - All[6]	$96.78	6.5%	65.6%	2.5% pts.	$147.60	2.5%

Comparable Systemwide North American Properties1

	Sixteen Weeks Ended December 31, 2010 and January 1, 2010
	REVPAR		Occupancy		Average Daily Rate
Brand	2010	vs. 2009	2010	vs. 2009	2010	vs. 2009
Marriott Hotels & Resorts	$93.45	6.3%	63.8%	2.5% pts.	$146.49	2.2%
Renaissance Hotels	$93.37	7.4%	65.3%	2.6% pts.	$143.06	3.2%
Composite North American Full-Service[2]	$93.43	6.5%	64.1%	2.5% pts.	$145.87	2.4%
The Ritz-Carlton[3]	$184.47	10.0%	65.4%	4.5% pts.	$282.16	2.5%
Composite North American Full-Service & Luxury[4]	$100.14	7.0%	64.2%	2.6% pts.	$156.09	2.6%
Residence Inn	$81.23	8.0%	72.9%	4.8% pts.	$111.40	0.8%
Courtyard	$69.70	7.1%	63.2%	3.3% pts.	$110.34	1.5%
Fairfield Inn & Suites	$50.54	9.4%	60.0%	3.4% pts.	$84.25	3.2%
TownePlace Suites	$52.89	12.1%	66.7%	7.3% pts.	$79.30	-0.1%
SpringHill Suites	$60.54	7.8%	62.8%	3.6% pts.	$96.33	1.6%
Composite North American Limited-Service[5]	$67.03	8.0%	65.2%	4.0% pts.	$102.75	1.4%
Composite - All[6]	$79.74	7.5%	64.8%	3.5% pts.	$123.01	1.8%

[1]	Statistics include only properties located in the continental United States.
[2]	Includes the Marriott Hotels & Resorts and Renaissance Hotels brands.
[3]	Statistics for The Ritz-Carlton are for September through December.
[4]	Includes the Marriott Hotels & Resorts, Renaissance Hotels and The Ritz-Carlton brands.
[5]	Includes the Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites brands.
[6]	Includes the Marriott Hotels & Resorts, Renaissance Hotels, The Ritz-Carlton, Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites brands.

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Comparable Company-Operated North American Properties1

	Fifty-two Weeks Ended December 31, 2010 and January 1, 2010
	REVPAR		Occupancy		Average Daily Rate
Brand	2010	vs. 2009	2010	vs. 2009	2010	vs. 2009
Marriott Hotels & Resorts	$107.98	4.7%	69.1%	3.0% pts.	$156.27	0.2%
Renaissance Hotels & Resorts	$102.51	2.6%	67.2%	1.9% pts.	$152.57	-0.3%
Composite North American Full-Service[2]	$106.95	4.3%	68.7%	2.8% pts.	$155.60	0.1%
The Ritz-Carlton[3]	$189.30	9.8%	67.6%	5.8% pts.	$280.17	0.3%
Composite North American Full-Service & Luxury[4]	$116.36	5.3%	68.6%	3.1% pts.	$169.61	0.5%
Residence Inn	$84.06	4.4%	74.0%	4.7% pts.	$113.52	-2.2%
Courtyard	$69.26	3.1%	64.3%	3.1% pts.	$107.69	-1.9%
TownePlace Suites	$48.47	2.1%	65.5%	4.2% pts.	$73.94	-4.5%
SpringHill Suites	$62.16	4.3%	64.7%	3.4% pts.	$96.04	-1.2%
Composite North American Limited-Service[5]	$71.51	3.5%	67.1%	3.6% pts.	$106.59	-2.0%
Composite - All[6]	$97.43	4.7%	68.0%	3.3% pts.	$143.35	-0.4%

Comparable Systemwide North American Properties1

	Fifty-two Weeks Ended December 31, 2010 and January 1, 2010
	REVPAR		Occupancy		Average Daily Rate
Brand	2010	vs. 2009	2010	vs. 2009	2010	vs. 2009
Marriott Hotels & Resorts	$95.07	5.0%	66.5%	3.5% pts.	$143.06	-0.6%
Renaissance Hotels & Resorts	$93.82	4.4%	67.2%	3.5% pts.	$139.71	-1.0%
Composite North American Full-Service[2]	$94.85	4.9%	66.6%	3.5% pts.	$142.46	-0.6%
The Ritz-Carlton[3]	$189.30	9.8%	67.6%	5.8% pts.	$280.17	0.3%
Composite North American Full-Service & Luxury[4]	$101.29	5.5%	66.6%	3.7% pts.	$151.98	-0.3%
Residence Inn	$84.41	5.0%	75.3%	4.8% pts.	$112.06	-1.6%
Courtyard	$72.27	4.0%	65.7%	3.1% pts.	$110.00	-1.0%
Fairfield Inn & Suites	$53.33	4.6%	63.1%	2.9% pts.	$84.54	-0.3%
TownePlace Suites	$55.01	5.6%	68.7%	6.1% pts.	$80.02	-3.7%
SpringHill Suites	$63.91	3.6%	65.7%	3.7% pts.	$97.32	-2.2%
Composite North American Limited-Service[5]	$69.85	4.4%	67.8%	3.8% pts.	$102.96	-1.4%
Composite - All[6]	$81.87	4.9%	67.4%	3.7% pts.	$121.50	-0.9%

[1]	Statistics include only properties located in the continental United States.
[2]	Includes the Marriott Hotels & Resorts and Renaissance Hotels brands.
[3]	Statistics for The Ritz-Carlton are for January through December.
[4]	Includes the Marriott Hotels & Resorts, Renaissance Hotels and The Ritz-Carlton brands.
[5]	Includes the Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites brands.
[6]	Includes the Marriott Hotels & Resorts, Renaissance Hotels, The Ritz-Carlton, Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites brands.

MARRIOTT INTERNATIONAL, INC.

TIMESHARE SEGMENT

($ in millions)

	As Reported 16 Weeks Ended December 31, 2010	Adjustments	As Adjusted 16 Weeks Ended December 31, 2010**	As Reported 16 Weeks Ended January 1, 2010	Adjustments	As Adjusted 16 Weeks Ended January 1, 2010**	Percent Better /(Worse) Adjusted 2010 vs. Adjusted 2009
		Other Charges			Restructuring Costs & Other Charges
Segment Revenues
Base management fees	$16	$—	$16	$15	$—	$15	7
Sales and services revenue
Development	196	—	196	185	—	185	6
Services	98	—	98	98	—	98	—
Financing revenue
Interest income - non-securitized notes	10	—	10	12	—	12	(17)
Interest income - securitized notes	48	—	48	—	—	—	*
Other financing revenue [1]	2	—	2	59	(2)	57	(96)

Total financing revenue	60	—	60	71	(2)	69	(13)
Other revenue	18	—	18	23	—	23	(22)

Total sales and services revenue	372	—	372	377	(2)	375	(1)
Cost reimbursements	86	—	86	85	—	85	1

Segment revenues	$474	$—	$474	$477	$(2)	$475	—

Segment Results
Base management fees	$16	$—	$16	$15	$—	$15	7
Timeshare sales and services, net	43	—	43	74	(2)	72	(40)
Restructuring costs	—	—	—	(7)	7	—	—
General, administrative and other expense	(37)	13	(24)	(23)	—	(23)	(4)
Gains and other income	20	—	20	1	—	1	1,900
Equity in earnings (losses)	2	—	2	(6)	3	(3)	167
Interest expense	(15)	—	(15)	—	—	—	*

Segment results	$29	$13	$42	$54	$8	$62	(32)

Contract Sales
Company:
Timeshare	$189			$183
Fractional	8			3
Residential	1			9

Total company	198			195
Joint ventures:
Fractional	3			(12)
Residential	(4)			(8)

Total joint ventures	(1)			(20)

Total contract sales [2,3]	$197			$175

*	Percent cannot be calculated.
**	Denotes non-GAAP financial measures. Please see pages A-22 and A-23 for additional information about our reasons for providing these alternative financial measures and the limitations on their use.

[1]	As Reported 16 Weeks Ended January 1, 2010 and As Adjusted 16 Weeks Ended January 1, 2010 include gain on notes sold of $38 million and $38 million, respectively.
[2]

As Reported 16 Weeks Ended December 31, 2010 includes residential contract cancellation allowances of ($4) million. Contract sales for the 2010 fourth quarter were $201 million before project specific contract cancellation allowances.

[3]

As Reported 16 Weeks Ended January 1, 2010 includes fractional and residential contract cancellation allowances of ($20) million and ($8) million, respectively. Contract sales for the 2009 fourth quarter were $203 million before project specific contract cancellation allowances.

MARRIOTT INTERNATIONAL, INC.

TIMESHARE SEGMENT

($ in millions)

	As Reported 52 Weeks Ended December 31, 2010	Adjustments	As Adjusted 52 Weeks Ended December 31, 2010**	As Reported 52 Weeks Ended January 1, 2010	Adjustments		As Adjusted 52 Weeks Ended January 1, 2010**	Percent Better / (Worse) Adjusted 2010 vs. Adjusted 2009
		Other Charges			Restructuring Costs & Other Charges	Timeshare Strategy - Impairment Charges
Segment Revenues
Base management fees	$50	$—	$50	$47	$—	$—	$47	6
Sales and services revenue
Development	626	—	626	626	4	—	630	(1)
Services	351	—	351	330	—	—	330	6
Financing revenue
Interest income - non-securitized notes	40	—	40	46	—	—	46	(13)
Interest income - securitized notes	147	—	147	—	—	—	—	*
Other financing revenue [1]	7	—	7	67	20	—	87	(92)

Total financing revenue	194	—	194	113	20	—	133	46
Other revenue	50	—	50	54	—	—	54	(7)

Total sales and services revenue	1,221	—	1,221	1,123	24	—	1,147	6
Cost reimbursements	275	—	275	269	—	—	269	2

Segment revenues	$1,546	$—	$1,546	$1,439	$24	$—	$1,463	6

Segment Results
Base management fees	$50	$—	$50	$47	$—	$—	$47	6
Timeshare sales and services, net	199	—	199	83	23	—	106	88
Timeshare strategy - impairment charges	—	—	—	(614)	—	614	—	—
Restructuring costs	—	—	—	(45)	45	—	—	—
General, administrative and other expense	(85)	13	(72)	(80)	7	—	(73)	1
Gains and other income	20	—	20	2	—	—	2	900
Equity in losses	(8)	—	(8)	(12)	6	—	(6)	(33)
Interest expense	(55)	—	(55)	—	—	—	—	*
Timeshare strategy - impairment charges (non-operating)	—	—	—	(71)	—	71	—	—
Noncontrolling interest	—	—	—	11	—	—	11	(100)

Segment results	$121	$13	$134	$(679)	$81	$685	$87	54

Contract Sales
Company:
Timeshare	$651			$685
Fractional	28			28
Residential	9			8

Total company	688			721
Joint ventures:
Fractional	5			(21)
Residential	(8)			(35)

Total joint ventures	(3)			(56)

Total contract sales [2,3]	$685			$665

*	Percent cannot be calculated.
**	Denotes non-GAAP financial measures. Please see pages A-22 and A-23 for additional information about our reasons for providing these alternative financial measures and the limitations on their use.
[1]	As Reported 52 Weeks Ended January 1, 2010 and As Adjusted 52 Weeks Ended January 1, 2010 include gain on notes sold of $37 million and $37 million, respectively.
[2]

As Reported 52 Weeks Ended December 31, 2010 includes fractional and residential contract cancellation allowances of ($8) million and ($12) million, respectively. Contract sales for 2010 were $705 million before project specific contract cancellation allowances.

[3]

As Reported 52 Weeks Ended January 1, 2010 includes fractional and residential contract cancellation allowances of ($44) million and ($39) million, respectively. Contract sales for 2009 were $748 million before project specific contract cancellation allowances.

MARRIOTT INTERNATIONAL, INC.

TIMESHARE SEGMENT

AS ADJUSTED HAD ASU NOS. 2009-16 AND 2009-17 BEEN ADOPTED ON JANUARY 3, 2009

FOURTH QUARTER 2009

($ in millions)

	As Reported 16 Weeks Ended January 1, 2010	Adjustments	As Adjusted 16 Weeks Ended January 1, 2010**	ASU Nos. 2009-16 And 2009-17 Adjustments	As Adjusted For ASU Nos. 2009-16 And 2009-17 16 Weeks Ended January 1, 2010**
		Restructuring Costs & Other Charges
Segment Revenues
Base management fees	$15	$—	$15	$—	$15
Sales and services revenue
Development	185	—	185	4	189
Services	98	—	98	—	98
Financing revenue
Interest income - non-securitized notes	12	—	12	—	12
Interest income - securitized notes	—	—	—	49	49
Other financing revenue	59	(2)	57	(55)	2

Total financing revenue	71	(2)	69	(6)	63
Other revenue	23	—	23	—	23

Total sales and services revenue	377	(2)	375	(2)	373
Cost reimbursements	85	—	85	—	85

Segment revenues	$477	$(2)	$475	$(2)	$473

Segment Results
Base management fees	$15	$—	$15	$—	$15
Timeshare sales and services, net	74	(2)	72	(8)	64
Restructuring costs	(7)	7	—	—	—
General, administrative and other expense	(23)	—	(23)	—	(23)
Gains and other income	1	—	1	—	1
Equity in losses	(6)	3	(3)	—	(3)
Interest expense	—	—	—	(26)	(26)

Segment results	$54	$8	$62	$(34)	$28

Gain / (Loss) on Notes Sold
Gain / (loss) on notes sold	$38	$—	$38	$(38)	$—

**	Denotes non-GAAP financial measures. Please see pages A-22 and A-23 for additional information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

TIMESHARE SEGMENT

AS ADJUSTED HAD ASU NOS. 2009-16 AND 2009-17 BEEN ADOPTED ON JANUARY 3, 2009

FULL YEAR 2009

($ in millions)

	As Reported 52 Weeks Ended January 1, 2010	Adjustments		As Adjusted 52 Weeks Ended January 1, 2010**	ASU Nos. 2009-16 And 2009-17 Adjustments	As Adjusted For ASU Nos. 2009-16 And 2009-17 52 Weeks Ended January 1, 2010**
		Restructuring Costs & Other Charges	Timeshare Strategy - Impairment Charges
Segment Revenues
Base management fees	$47	$—	$—	$47	$—	$47
Sales and services revenue
Development	626	4	—	630	23	653
Services	330	—	—	330	—	330
Financing revenue
Interest income - non-securitized notes	46	—	—	46	—	46
Interest income - securitized notes	—	—	—	—	158	158
Other financing revenue	67	20	—	87	(79)	8

Total financing revenue	113	20	—	133	79	212
Other revenue	54	—	—	54	(1)	53

Total sales and services revenue	1,123	24	—	1,147	101	1,248
Cost reimbursements	269	—	—	269	—	269

Segment revenues	$1,439	$24	$—	$1,463	$101	$1,564

Segment Results
Base management fees	$47	$—	$—	$47	$—	$47
Timeshare sales and services, net	83	23	—	106	76	182
Timeshare strategy - impairment charges	(614)	—	614	—	—	—
Restructuring costs	(45)	45	—	—	—	—
General, administrative and other expense	(80)	7	—	(73)	—	(73)
Gains and other income	2	—	—	2	—	2
Equity in losses	(12)	6	—	(6)	—	(6)
Interest expense	—	—	—	—	(77)	(77)
Timeshare strategy - impairment charges (non-operating)	(71)	—	71	—	—	—
Noncontrolling interest	11	—	—	11	—	11

Segment results	$(679)	$81	$685	$87	$(1)	$86

Gain / (Loss) on Notes Sold
Gain / (loss) on notes sold	$37	$—	$—	$37	$(37)	$—

**	Denotes non-GAAP financial measures. Please see pages A-22 and A-23 for additional information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

TIMESHARE INVENTORY

AS ADJUSTED HAD ASU NOS. 2009-16 AND 2009-17 BEEN ADOPTED ON JANUARY 3, 2009

($ in millions)

	Balance at Year-End 2010	As Reported Balance at Year-End 2009	ASU Nos. 2009-16 And 2009-17 Adjustments	As Adjusted For ASU Nos. 2009-16 And 2009-17 Balance at Year-End 2009**[1]
Finished goods [2]	$732	$721	$100	$821
Work-in-process	101	198	—	198
Land and infrastructure	639	507	—	507

Total inventory	$1,472	$1,426	$100	$1,526

**	Denotes non-GAAP financial measures. Please see pages A-22 and A-23 for additional information about our reasons for providing these alternative financial measures and the limitations on their use.
[1]	As Adjusted had ASU Nos. 2009-16 and 2009-17 (formerly referred to as FAS 166 & 167) been adopted on January 3, 2009.
[2]

Includes completed inventory as well as an estimate of inventory we expect to acquire when we foreclose on defaulted notes. The estimate of inventory we expect to acquire when we foreclose on defaulted notes for As Adjusted 2009 and As Reported 2010 include securitized and non-securitized notes, and As Reported 2009 includes non-securitized notes.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

EBITDA AND ADJUSTED EBITDA

($ in millions)

	Fiscal Year 2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net Income attributable to Marriott	$83	$119	$83	$173	$458
Interest expense	45	44	41	50	180
Tax provision (benefit)	46	65	45	(63)	93
Depreciation and amortization	39	42	40	57	178
Less: Depreciation reimbursed by third-party owners	(3)	(3)	(2)	(3)	(11)
Interest expense from unconsolidated joint ventures	5	5	6	3	19
Depreciation and amortization from unconsolidated joint ventures	6	6	7	8	27

EBITDA **	221	278	220	225	944

Other charges
Impairment of investments and other	—	—	—	100	100

Total other charges	—	—	—	100	100

Adjusted EBITDA **	$221	$278	$220	$325	$1,044

Increase over 2009 Adjusted EBITDA	3%	26%	35%	8%	16%

	Fiscal Year 2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net (Loss) Income attributable to Marriott	$(23)	$37	$(466)	$106	$(346)
Interest expense	29	28	27	34	118
Tax provision (benefit)	33	44	(210)	68	(65)
Tax provision, noncontrolling interest	1	2	1	—	4
Depreciation and amortization	39	42	43	61	185
Less: Depreciation reimbursed by third-party owners	(2)	(2)	(2)	(3)	(9)
Interest expense from unconsolidated joint ventures	3	6	4	6	19
Depreciation and amortization from unconsolidated joint ventures	6	6	6	9	27

EBITDA **	86	163	(597)	281	(67)

Restructuring costs and other charges
Severance	2	10	4	5	21
Facilities exit costs	—	22	5	2	29
Development cancellations	—	1	—	—	1

Total restructuring costs	2	33	9	7	51

Impairment of investments and other, net of prior year reserves	68	3	1	11	83
Reserves for loan losses	42	1	—	—	43
Contract cancellation allowances	4	1	1	3	9
Residual interests valuation	13	12	(3)	(2)	20
System development write-off	—	7	—	—	7

Total other charges	127	24	(1)	12	162

Total restructuring costs and other charges	129	57	8	19	213

Timeshare strategy - impairment charges
Operating impairments	—	—	614	—	614
Non-operating impairments	—	—	138	—	138

Total timeshare strategy - impairment charges	—	—	752	—	752

Adjusted EBITDA **	$215	$220	$163	$300	$898

**	Denotes non-GAAP financial measures. Please see pages A-22 and A-23 for additional information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

EBITDA AND ADJUSTED EBITDA

AS ADJUSTED HAD ASU NOS. 2009-16 AND 2009-17 BEEN ADOPTED ON JANUARY 3, 2009

FOURTH QUARTER 2009

($ in millions)

	Fourth Quarter 2009	ASU Nos. 2009-16 and 2009-17 Adjustments	As Adjusted For ASU Nos. 2009-16 and 2009-17 Fourth Quarter 2009**
Net Income (Loss) attributable to Marriott	$106	$(22)	$84
Interest expense	34	26	60
Tax provision (benefit)	68	(14)	54
Tax provision, noncontrolling interest	—	—	—
Depreciation and amortization	61	—	61
Less: Depreciation reimbursed by third-party owners	(3)	—	(3)
Interest expense from unconsolidated joint ventures	6	—	6
Depreciation and amortization from unconsolidated joint ventures	9	—	9

EBITDA **	281	(10)	271

Restructuring costs and other charges
Severance	5	—	5
Facilities exit costs	2	—	2
Development cancellations	—	—	—

Total restructuring costs	7	—	7

Impairment of investments and other, net of prior year reserves	11	—	11
Reserves for loan losses	—	—	—
Contract cancellation allowances	3	—	3
Residual interests valuation	(2)	2	—
System development write-off	—	—	—

Total other charges	12	2	14

Total restructuring costs and other charges	19	2	21

Adjusted EBITDA **	$300	$(8)	$292

**	Denotes non-GAAP financial measures. Please see pages A-22 and A-23 for additional information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

EBITDA AND ADJUSTED EBITDA

AS ADJUSTED HAD ASU NOS. 2009-16 AND 2009-17 BEEN ADOPTED ON JANUARY 3, 2009

FULL YEAR 2009

($ in millions)

	2009 Fiscal Year	ASU Nos 2009-16 and 2009-17 Adjustments	As Adjusted For ASU Nos. 2009-16 and 2009-17 Fiscal Year 2009**
Net Loss attributable to Marriott	$(346)	$12	$(334)
Interest expense	118	77	195
Tax benefit	(65)	7	(58)
Tax provision, noncontrolling interest	4	—	4
Depreciation and amortization	185	—	185
Less: Depreciation reimbursed by third-party owners	(9)	—	(9)
Interest expense from unconsolidated joint ventures	19	—	19
Depreciation and amortization from unconsolidated joint ventures	27	—	27

EBITDA **	(67)	96	29

Restructuring costs and other charges
Severance	21	—	21
Facilities exit costs	29	—	29
Development cancellations	1	—	1

Total restructuring costs	51	—	51

Impairment of investments and other, net of prior year reserves	83	—	83
Reserves for loan losses	43	—	43
Contract cancellation allowances	9	—	9
Residual interests valuation	20	(20)	—
System development write-off	7	—	7

Total other charges	162	(20)	142

Total restructuring costs and other charges	213	(20)	193

Timeshare strategy - impairment charges
Operating impairments	614	—	614
Non-operating impairments	138	—	138

Total timeshare strategy - impairment charges	752	—	752

Adjusted EBITDA **	$898	$76	$974

**	Denotes non-GAAP financial measures. Please see pages A-22 and A-23 for additional information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

EBITDA AND ADJUSTED EBITDA FOR TIMESHARE SEGMENT

AS ADJUSTED HAD ASU NOS. 2009-16 AND 2009-17 BEEN ADOPTED ON JANUARY 3, 2009

FOURTH QUARTER 2010 AND 2009

($ in millions)

	Fourth Quarter 2010	Fourth Quarter 2009	ASU Nos. 2009-16 and 2009-17 Adjustments	As Adjusted For ASU Nos. 2009-16 and 2009-17 Fourth Quarter 2009**
Timeshare Segment Results	$29	$54	$(36)	$18
Interest expense	15	—	26	26
Tax provision [1]	—	—	—	—
Depreciation and amortization	11	14	—	14
Less: Depreciation reimbursed by third-party owners	—	—	—	—
Interest expense from unconsolidated joint ventures	(3)	2	—	2
Depreciation and amortization from unconsolidated joint ventures	—	—	—	—

Timeshare Segment EBITDA **	52	70	(10)	60

Restructuring costs and other charges
Severance	—	4	—	4
Facilities exit costs	—	3	—	3
Development cancellations	—	—	—	—

Total restructuring costs	—	7	—	7

Impairment of investments and other, net of prior year reserves	13	—	—	—
Reserves for loan losses	—	—	—	—
Contract cancellation allowances	—	3	—	3
Residual interests valuation	—	(2)	2	—
System development write-off	—	—	—	—

Total other charges	13	1	2	3

Total restructuring costs and other charges	13	8	2	10

Timeshare Segment Adjusted EBITDA **	$65	$78	$(8)	$70

**	Denotes non-GAAP financial measures. Please see pages A-22 and A-23 for additional information about our reasons for providing these alternative financial measures and the limitations on their use.
[1]	Income taxes are not allocated to segment results.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

EBITDA AND ADJUSTED EBITDA FOR TIMESHARE SEGMENT

AS ADJUSTED HAD ASU NOS. 2009-16 AND 2009-17 BEEN ADOPTED ON JANUARY 3, 2009

FULL YEAR 2010 AND 2009

($ in millions)

	Full Year 2010	Full Year 2009	ASU Nos. 2009-16 and 2009-17 Adjustments	As Adjusted For ASU Nos. 2009-16 and 2009-17 Full Year 2009**
Timeshare Segment Results	$121	$(679)	$19	$(660)
Interest expense	55	—	77	77
Tax provision [1]	—	—	—	—
Depreciation and amortization	36	42	—	42
Less: Depreciation reimbursed by third-party owners	—	—	—	—
Interest expense from unconsolidated joint ventures	2	3	—	3
Depreciation and amortization from unconsolidated joint ventures	—	—	—	—

Timeshare Segment EBITDA **	214	(634)	96	(538)

Restructuring costs and other charges
Severance	—	15	—	15
Facilities exit costs	—	29	—	29
Development cancellations	—	1	—	1

Total restructuring costs	—	45	—	45

Impairment of investments and other, net of prior year reserves	13	—	—	—
Reserves for loan losses	—	—	—	—
Contract cancellation allowances	—	9	—	9
Residual interests valuation	—	20	(20)	—
System development write-off	—	7	—	7

Total other charges	13	36	(20)	16

Total restructuring costs and other charges	13	81	(20)	61

Timeshare strategy - impairment charges
Operating impairments	—	614	—	614
Non-operating impairments	—	71	—	71

Total timeshare strategy - impairment charges	—	685	—	685

Timeshare Segment Adjusted EBITDA **	$227	$132	$76	$208

**	Denotes non-GAAP financial measures. Please see pages A-22 and A-23 for additional information about our reasons for providing these alternative financial measures and the limitations on their use.
[1]	Income taxes are not allocated to segment results.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

EBITDA

FORECASTED 2011

($ in millions)

	Range
	Estimated EBITDA Full Year 2011
Net Income attributable to Marriott	$511	$551
Interest expense	175	175
Tax provision	264	284
Depreciation and amortization	180	180
Less: Depreciation reimbursed by third-party owners	(15)	(15)
Interest expense from unconsolidated joint ventures	20	20
Depreciation and amortization from unconsolidated joint ventures	35	35

EBITDA **	$1,170	$1,230

**	Denotes non-GAAP financial measures. Please see pages A-22 and A-23 for additional information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

FREE CASH FLOW FOR TIMESHARE SEGMENT

FULL YEAR 2010

($ in millions)

Full Year 2010
Timeshare Segment Adjusted EBITDA **	$227
Inventory	15
Financing Activity	(72)
Other	75

Timeshare Segment Free Cash Flow **	$245

**	Denotes non-GAAP financial measures. Please see pages A-22 and A-23 for additional information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

ADJUSTED TOTAL DEBT NET OF CASH

($ in millions)

	Balance at Year-End 2010	Balance at Year-End 2009	Better / (Worse) Change
Total debt	$2,829	$2,298	$(531)
Cash and cash equivalents	(505)	(115)	390

Total debt net of cash**	2,324	2,183	(141)
Less the impact of ASU Nos. 2009-16 and 2009-17	(1,016)	—	1,016

Adjusted total debt net of cash** (a)	$1,308	$2,183	$875

(a)	Excludes the impact of the update to ASU Nos. 2009-16 and 2009-17.
**	Denotes non-GAAP financial measures. Please see pages A-22 and A-23 for additional information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not prescribed or authorized by United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to (identified by a double asterisk on the preceding pages). Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, these non-GAAP financial measures may be calculated and/or presented differently than measures with the same or similar names that are reported by other companies, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Measures That Exclude Certain Charges, Costs, and Other Expenses. Management evaluates non-GAAP measures that exclude: (1) the impact of Timeshare strategy - impairment charges incurred in the 2009 third quarter; (2) restructuring costs and other charges incurred in the 2009 first through fourth quarters; (3) other charges incurred in the 2010 fourth quarter; and (4) certain tax expenses incurred in the 2009 first through third quarters and the related reversal of those expenses in the 2010 fourth quarter, because those non-GAAP measures allow for period-over-period comparisons of our on-going core operations before material charges. These non-GAAP measures also facilitate management’s comparison of results from our on-going operations before material charges with results from other lodging companies.

Timeshare Strategy - Impairment Charges. In response to the difficult business conditions that the Timeshare segment’s timeshare, luxury residential, and luxury fractional real estate development businesses experienced, we evaluated our entire Timeshare portfolio in the 2009 third quarter. In order to adjust the business strategy to reflect current market conditions at that time, on September 22, 2009, we approved plans for our Timeshare segment to take the following actions: (1) for our luxury residential projects, reduce prices, convert certain proposed projects to other uses, sell some undeveloped land, and not pursue further Marriott-funded residential development projects; (2) reduce prices for existing luxury fractional units; (3) continue short-term promotions for our U.S. timeshare business and defer the introduction of new projects and development phases; and (4) for our European timeshare and fractional resorts, continue promotional pricing and marketing incentives and not pursue further development. As a result of these decisions, we recorded third quarter 2009 pretax charges totaling $752 million in our Consolidated Statements of Income ($502 million after-tax), including $614 million of pretax charges impacting operating income under the “Timeshare strategy-impairment charges” caption, and $138 million of pretax charges impacting non-operating income under the “Timeshare strategy-impairment charges (non-operating)” caption.

Restructuring Costs and Other Charges - 2009. During the latter part of 2008 we experienced a significant decline in demand for hotel rooms both domestically and internationally due, in part, to the financial crisis and the dramatic downturn in the economy. Our capital intensive Timeshare business was also hurt by the downturn in market conditions and particularly, the significant deterioration in the credit markets. These declines resulted in reduced management and franchise fees, cancellation of development projects, reduced timeshare contract sales, contract cancellation allowances, and charges and reserves associated with expected fundings, loans, Timeshare inventory, accounts receivable, contract cancellation allowances, valuation of Timeshare residual interests, hedge ineffectiveness, and asset impairments. We responded by implementing various cost saving measures which resulted in first, second, third and fourth quarter 2009 restructuring costs of $2 million, $33 million, $9 million, and $7 million, respectively, that were directly related to the downturn. We also incurred other charges in the 2009 first, second, and fourth quarters totaling $127 million, $24 million, and $12 million respectively, as well as $1 million in net other credits in the 2009 third quarter, that were directly related to the downturn, including asset impairment charges, accounts receivable and guarantee charges, reserves associated with loans, reversal of the liability related to expected fundings, Timeshare contract cancellation allowances, and charges related to the valuation of Timeshare residual interests.

Other Charges - 2010. We recorded other net charges of $100 million in the 2010 fourth quarter which included an $84 million impairment charge associated with an internally developed software asset and a $27 million impairment charge associated with the anticipated disposition of a land parcel and a golf course. These charges were partially offset by an $11 million reversal recorded in the 2010 fourth quarter of a funding liability recorded in 2009. Due to the significant impact of the recent recession on hotel owner profitability, we agreed to absorb a portion of the cost of the software asset and recorded an $84 million impairment charge on the investment in the fourth quarter to reflect the expected unrecovered cost. We consider our core operations to encompass managing and franchising properties, and therefore we also consider the $27 million impairment charge associated with ancillary assets to be unrelated to our core operations. Except for the impairment charges totaling $27 million of which $13 million impacted our Timeshare Segment and $14 million impacted our North American Limited-Service segment, the rest of the other charges in 2010 were not allocated to any of our segments.

Certain Tax Expenses. Certain tax expenses for 2009 of $56 million included non-cash charges of $26 million in the 2009 first quarter, $17 million in the 2009 second quarter, and $13 million in the 2009 third quarter primarily related to the treatment of funds received from certain foreign subsidiaries, an issue we were contesting with the Internal Revenue Service (“IRS”). In the 2008 second quarter we also had recorded non-cash charges of $24 million associated with the same issue. In the 2010 fourth quarter, we reached a settlement with the Appeals Division of the IRS that resolved all issues that arose in the audit of tax years 2005 through 2008. This settlement resulted in a decrease in tax expense for 2010 of approximately $85 million, which was due to the release of previously established tax liabilities for the treatment of funds received from certain non-U.S. subsidiaries.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

(cont.)

Earnings Before Interest, Taxes, Depreciation and Amortization. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) reflects earnings excluding the impact of interest expense, provision for income taxes, depreciation and amortization. Management considers EBITDA to be an indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Both EBITDA and Adjusted EBITDA (described below) exclude certain cash expenses that we are obligated to make.

Adjusted EBITDA. Management also evaluates Adjusted EBITDA as an indicator of operating performance. Adjusted EBITDA excludes: (1) Timeshare strategy - impairment charges of $752 million incurred in the 2009 third quarter; (2) the 2009 restructuring costs and other charges of $19 million from the fourth quarter, $8 million from the third quarter, $57 million from the second quarter and $129 million from the first quarter; and (3) the 2010 other net charges of $100 million recorded in the 2010 fourth quarter. Management excludes these Timeshare strategy-impairment charges and restructuring costs and other charges for the reasons noted above under “Adjusted Measures That Exclude Certain Charges, Costs, and Other Expenses.”

Timeshare Segment EBITDA. Timeshare segment EBITDA reflects Timeshare segment results excluding the impact of interest expense, tax expense and depreciation and amortization. We do not allocate taxes to our Timeshare or other segments. Management uses this non-GAAP measure for the reasons noted previously under the “EBITDA” caption.

Timeshare Segment Adjusted EBITDA. Management also evaluates Timeshare Segment Adjusted EBITDA as an indicator of Timeshare segment operating performance. Timeshare Segment Adjusted EBITDA excludes: (1) Timeshare strategy - impairment charges that were allocated to our Timeshare segment of $685 million incurred in the 2009 third quarter; (2) the 2009 Timeshare segment restructuring costs and other charges of $8 million from the fourth quarter, $5 million from the third quarter, $50 million from the second quarter and $18 million from the first quarter; and (3) the 2010 other charges of $13 million recorded in the 2010 fourth quarter that were allocated to our Timeshare segment. Management uses this non-GAAP measure for the reasons noted previously under the “Adjusted EBITDA” caption.

Timeshare Segment Free Cash Flow. The calculation of Timeshare segment free cash flow adds back to Timeshare segment EBITDA the net cash flow change in Timeshare segment inventory, asset dispositions and adjustments for non-cash items, and deducts net cash used in financing activities associated with securitized and non-securitized timeshare notes, non-development capital spending and working capital changes. We consider Timeshare segment free cash flow to be a meaningful indicator of our operating performance and evaluate this metric because it represents the cash we have available for capital spending, investments, and other purposes.

Adjusted Measures that Exclude the Impact of New Accounting Standards or Reflect Their Early Adoption. As of the first day of fiscal year 2010, we adopted Accounting Standards Update (“ASU”) No. 2009-16, “Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets” (formerly known as FAS No. 166) and ASU No. 2009-17, “Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (formerly known as FAS No. 167), which required consolidating previously securitized pools of Timeshare notes and impacts the ongoing accounting for those notes. Management evaluates non-GAAP measures that exclude the impact of these standards in the current year or include the impact of these standards as if we had adopted them early in order to better perform year-over-year comparisons on a comparable basis.

Total Debt Net of Cash (or “Net Debt”) and Adjusted Total Debt Net of Cash. Total debt net of cash reflects total debt less cash and cash equivalents. Management considers total debt net of cash to be a more accurate indicator of the net debt that must be repaid or refinanced at maturity (as it gives consideration to cash resources available to retire a portion of the debt when due). In addition, Management evaluates adjusted total debt net of cash, which excludes the debt that was consolidated as a result of adopting ASU Nos. 2009-16 and 2009-17, because that debt is non-recourse to the Company and is not supported by the Company’s cash flows. Management believes that these financial measures provide a clearer picture of the future demands on cash to repay debt and uses these measures in making decisions regarding its borrowing capacity and future refinancing needs. Management also evaluates adjusted total debt net of cash for the reason stated in the previous paragraph.